L&B

LANDandBUILDINGS

26 YEARS IS LONG ENOUGH

WE BELIEVE SPINCO WILL DESTROY VALUE

VOTE GOLD FOR SPECIAL MEETING

www.AimHighAIV.com

L&B

LANDandBUILDINGS

Total Shareholder Returns	Trailing 5 Years	Trailing 3 Years	Trailing 1 Years	Since IPO (July 1994)
Apartment Investment and Management Company (NYSE: AIV)	8%	-18%	-33%	974%
AIV Underperformance vs. Apartment Peers	-13%	-14%	-6%	-907%
AIV Underperformance vs. Proxy Compensation Peers	-24%	-20%	-12%	-429%
AIV Underperformance vs. REITs	-25%	-26%	-19%	-39%

1

Under **Chairman/CEO Considine** and the Board's leadership AIV's Total Shareholder Returns the last **26 years** as well as the past 1, 3, and 5 years have **consistently and persistently underperformed** proxy peers and REITs overall

Source: Bloomberg; Land & Buildings' views and analysis; Note: As of 9/21/20Apartment Peers defined throughout this presentation as AvalonBay Communities, Inc. (AVB), Camden Property Trust (CPT), Essex Property Trust (ESS), Equity Residential (EQR), Mid-America Apartment Communities, Inc. (MAA), and UDR, Inc. (UDR) as disclosed in the Company's Proxy Statement filed with the SEC on March 11, 2020.; Proxy Compensation Peers defined as AMH, ARE, BRX, CPT, DEI, DRE, ELS, EXR, FRT, PEAK, KRC, KIM, PLD, MAC, MAA, REG, SLG, SUI, TCO and UDR as disclosed in AIV's 2020 Proxy Statement; REITs defined as FNERTR Index.

2

Chairman/CEO Terry Considine earns more than double the compensation of his Apartment Peers when adjusting for company size despite consistent and persistent **underperformance** to proxy peers and REITs overall



$35 million in compensation over past 5 years, while underperforming Apartment Peers... that's 20% more compensation with a REIT half the size

~94% of Chairman/CEO Terry Considine ownership is not subject to the tax implications of the proposed spin-off based on L&B estimates

Source: Company fillings; Land & Buildings' views and analysis

L&B
LANDandBUILDINGS

3

Clear display of bad corporate governance, in our view, with an excessive Board tenure where 5 out of 9 directors have been on the Board for more than 10 years

It raises the question, **who does the Board represent?**



AIV BOARD TENURE
Terry Considine
Michael A Stein
Thoimas L Keltner
Robert A Miller "Bob"
Kathleen M Nelson
Nina A Tran
Ann Sperling
John D Rayis
Devin I Murphy
+25 years
16 years
14 years
14 years
11 years
0
10
20
30

Source: Company filings; Land & Buildings' views and analysis

www.AimHighAIV.com

LANDandBUILDINGS

WE BELIEVE SHAREHOLDERS SHOULD DEMAND AND DESERVE

- Highly Regarded Management
- Truly Independent Board
- Value Creating Capital Allocation
- Evaluate All Strategic Alternatives

4

Board's plan to fix AIV falls well short of it's $58 NAV*

To fix the Company the shareholders should demand effective management team, independent board and strategic alternatives

Source: Land & Buildings' views and analysis; *Based on company's estimated valuation of AIV post-spin as disclosed in AIV's press release, dated September 22, 2020.

L&B

LANDandBUILDINGS

PLEASE CONSENT TO REQUEST FOR SPECIAL MEETING ON L&B GOLD REQUEST CARD AS SOON AS POSSIBLE

Please visit www.AimHighAIV.com for the solicitation statement and other important information